                                  EXHIBIT 11

             AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              For the three months ended March 31, 1996 and 1995
                   (In thousands, except per share amounts)

                                                                                   Three Months Ended
                                                                                        March 31
                                                                                -----------------------
                                                                                 1996             1995
                                                                                 ----             ----
Average shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . .     20,783           20,685
Net additional common equivalent shares . . . . . . . . . . . . . . . . . .        137              351
                                                                               -------          -------
Average number of common and common equivalent
  shares outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,920           21,036
                                                                               =======          =======

Net income for per share computation  . . . . . . . . . . . . . . . . . . .    $ 4,709          $ 3,813
                                                                               =======          =======

Net income per average common and common
   equivalent share outstanding (1) . . . . . . . . . . . . . . . . . . . .    $  0.23          $  0.18
                                                                               =======          =======

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(1)  This calculation is submitted pursuant to Regulation S-K item 601(b)(11)
     although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it will result in dilution of less than 3 percent.